Exhibit 10.74

[Date]

To:                             [Executive]

Re:                             CIC Agreement Extension

Abbott’s Board of Directors recently extended your Change in Control (CIC) agreement. Its term now continues through December 31, 2020. The CIC agreement provides you with financial, health and welfare benefits in the event of a Change in Control.  No action is required on your part to continue participation in the CIC agreement.

You are hereby notified that your current Change in Control Agreement, which was set to expire on December 31, 2018, has been extended to December 31, 2020.

Please retain a copy of this Notification of Extension with your important records.